UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2014 (April 8, 2014)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, our Board approved selling our Ark-La-Tex, Permian Basin, Gulf Coast, and North Texas properties (the "Ark-La-Tex Properties") in five property packages to implement our strategy of focusing our operations in the Mid-Continent area. As part of this divestiture, we entered into two purchase and sale agreements (the “Agreements”) on April 3, 2014 with Scout Energy Group I, LP, and April 8, 2014 with RKI Exploration & Production, LLC, whereby we will sell, in aggregate, our ownership interests in the Delaware Basin and Eastern Shelf/Ft. Worth Basin properties.. The divested properties currently account for approximately 2,300 BOE of average daily production, net to our ownership interest. Under the Agreements, the total purchase price for the divested properties is approximately $150.2 million in cash (the “Purchase Price”). The Purchase Price is subject to customary pre- and post-closing adjustments as described in the Agreements.
The Agreements contain customary representations, warranties, covenants and indemnities by the parties thereto, and the closing of the transactions contemplated by the Agreements is subject to the satisfaction of certain customary closing conditions as described therein.
The sale and purchase of the divested properties pursuant to the Agreements are expected to close prior to May 22, 2014, and are effective as of March 1, 2014. Pursuant to the Agreements, we have received a total of approximately $15.0 million as performance deposits which will be applied to the Purchase Price at closing or released to the buyer(s), as the case may be, if closing fails to occur and either the buyer(s) or we terminate the Agreements in accordance with the terms thereof.
Divestiture of the remaining three property packages is ongoing.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 10, 2014	CHAPARRAL ENERGY, INC.

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President

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